Exhibit 99.1

AT THE COMPANY	AT FTI CONSULTING
Marc S. Goldfarb Senior Vice President & General Counsel	Leigh Parrish/Jennifer Milan General Information
201-405-2454	212-850-5600

FOR IMMEDIATE RELEASE

KID BRANDS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

East Rutherford, N.J. — March 30, 2012 — Kid Brands, Inc. (NYSE: KID) today reported financial results for the fourth quarter and full year ended December 31, 2011 (“Q4 2011” and “FY 2011”, respectively).

Summary Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in millions, except per share data)	2011	2010	% Change	2011	2010	% Change
Net sales	$63.0	$75.3	(16.3)%	$252.6	$275.8	(8.4)%
Net (loss) income	($35.4)	$26.3	—	($38.6)	$36.2	—
Net (loss) income per diluted share	($1.63)	$1.20	—	($1.78)	$1.66	—
Adjusted net income (loss)*	($0.2)	$3.9	—	$5.6	$16.0	(65.2)%
Adjusted net income (loss) per diluted share*	($0.01)	$0.18	—	$0.26	$0.73	(64.4)%

*	“Adjusted net income (loss)” and “adjusted net income (loss) per diluted share” for each of Q4 2011, the three-month period ended December 31, 2010 (“Q4 2010”), FY 2011 and the twelve month period ended December 31, 2010 (“FY 2010”), respectively, are non-GAAP financial measures, which are described in detail under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the table at the end of this release.

Raphael Benaroya, Executive Chairman and acting CEO, commented, “The Company’s sales and earnings performance in 2011 was unsatisfactory. Financial results were impacted by a decline in sales to a key customer, certain new product initiatives outside our core business that did not deliver anticipated results, expenses that were not in line with sales, and significant non-operational distractions related to customs matters. However, the Company is now focused on the areas of product, sales, margin and expenses and, in the fourth quarter of 2011, embarked on programs to refresh key product lines, assess selling practices and reduce inventory and expenses. We continue to believe that Kid Brands operates in an attractive market and has potential for growth. While the Company still has a great deal of work ahead, there have been positive results from these efforts in recent months, and we have much greater expectations for our performance in 2012 versus 2011.”

The results of operations set forth below reflect the impact of the restatement of specified prior financial statements described in “Restatement of Specified Financial Statements” below.

Fourth Quarter 2011 Results

Net sales for Q4 2011 decreased 16.3% to $63.0 million from $75.3 million for Q4 2010. Net sales for Q4 2011 decreased as compared to Q4 2010 at all business units, with LaJobi down 22.7%, Kids Line down 14.0%, CoCaLo down 13.4% and Sassy down 7.7%. These decreases were primarily the result of lower sales to a key customer throughout 2011, which decreases continued in Q4 2011 for all business units other than CoCalo. The decline at CoCaLo was primarily a result of weaker sales to specialty accounts and higher customer allowances to facilitate bed set transitions. In addition, lower selling prices to reduce inventory, additional customer allowances intended to liquidate inventory at both the retail and wholesale levels and returns accepted for discontinued items negatively impacted net sales for Q4 2011.

Gross loss for Q4 2011 was ($15.1) million as compared to gross profit of $22.0 million, or 29.2% of net sales, for Q4 2010. The decline in gross profit was primarily the result of: (i) a non-cash impairment of the Kids Line customer relationship intangible asset of $19.0 million, (the “Kids Line Impairment”); (ii) a non-cash impairment of the LaJobi trade name intangible asset of $9.9 million (the “LaJobi Impairment”); (iii) higher landed cost of products ($5.8 million) as a result of higher product costs, product mix changes resulting in increased sales of products with lower margins (including increased sales of licensed products in Q4 2011 compared to Q4 2010), and increased close-out sales to reduce inventory; (iv) additional customer allowances ($3.7 million) intended to reduce inventory both at the retail and wholesale level; (v) increased inventory reserves of $0.5 million related to underperforming product lines; and (vi) lower sales; all of which was partially offset by accruals for anticipated LaJobi anti-dumping and Kids Line/CoCaLo customs duties of $0.8 million in Q4 2010, which were not a factor in Q4 2011.

Selling, general and administrative expense totaled $14.9 million, or 23.7% of net sales, for Q4 2011, as compared to $15.4 million, or 20.5% of net sales, for Q4 2010. On an absolute basis, SG&A expense decreased primarily as a result of: (i) approximately $1.1 million of trade show costs that were incurred in Q4 2010 but not in Q4 2011 (trade show costs for FY 2011 of $0.7 million were incurred in the third quarter); and (ii) lower warehouse and outbound costs of $0.2 million; partially offset by: (a) an aggregate of $1.0 million in professional fees incurred in Q4 2011 in connection with the Company’s internal investigation of LaJobi’s import, business and staffing practices in Asia and Customs compliance investigations at Kids Line and CoCaLo, as well as related litigation and other costs (“Customs Compliance Costs”), where no such costs were incurred in Q4 2010; and (b) an accrual of $0.35 million, representing the difference between $1.4 million, the amount of the settlement of a contingent liability under a lease transferred to the buyer of our former gift business (the “TRC Lease Settlement”), and amounts previously accrued in connection therewith. As a percentage of net sales, SG&A expense also increased due to the application of certain fixed SG&A expenses to a lower sales base.

As a result of our annual goodwill impairment test conducted during Q4 2011, we concluded that the goodwill we recorded in 2010 (in connection with the restatement of specified financial statements and the related recording of a liability for potential LaJobi earnout consideration, each discussed below) was fully impaired and, as a result, recorded an aggregate non-cash impairment charge of $11.7 million in Q4 2011 to write-off the goodwill (the “Goodwill Impairment”).

Other expense was $0.7 million for Q4 2011 as compared to $1.0 million for Q4 2010. This decrease of approximately $0.3 million was primarily due to a reduction in interest expense due to lower borrowings and lower borrowing costs in Q4 2011 compared to Q4 2010.

Net loss for Q4 2011 was $35.4 million, or ($1.63) per diluted share, compared to net income of $26.3 million, or $1.20 per diluted share, for Q4 2010.

Non-GAAP adjusted net loss for Q4 2011 was $0.2 million, or ($0.01) per diluted share, as compared to non-GAAP adjusted net income of $3.9 million, or $0.18 per diluted share, for Q4 2010.

Non-GAAP adjusted net loss for Q4 2011 reflects adjustments to net loss, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax loss (collectively, the “Q4 2011 Charges”): (i) the income tax benefit; (ii) the Kids Line Impairment ($19.0 million); (iii) the Goodwill Impairment ($11.7 million); (iv) the LaLobi Impairment ($9.9 million); (v) Customs Compliance Costs of $1.0 million; (vi) the Q4 2011 portion ($0.35 million) of the TRC Lease Settlement; and (vii) $0.1 million of accrued interest related to anticipated LaJobi anti-dumping duty charges and Kids Line/CoCaLo customs duty charges. Non-GAAP adjusted net income for Q4 2010 reflects adjustments to net income, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income (collectively, the “Q4 2010 Charges”): (i) the income tax benefit; and (ii) an aggregate of $0.9 million of anticipated LaJobi anti-dumping duty charges and Kids Line/CoCaLo customs duty charges and related interest.

Full Year 2011 Results

Net sales for FY 2011 decreased 8.4% to $252.6 million from $275.8 million for FY 2010. This decrease was primarily the result of lower sales at LaJobi (down 17.5%) and Kids Line (down 3.5%), partially offset by growth at CoCaLo (up 2.4%). Sassy was relatively flat compared to FY 2010 despite the discontinuance of sleep positioners, which generated $1.1 million in sales in FY 2010.

Gross profit was $35.8 million, or 14.2% of net sales, for FY 2011, as compared to $78.8 million, or 28.6% of net sales, for FY 2010. The decline in gross profit was primarily the result of: (i) the Kids Line Impairment and the LaJobi Impairment (an aggregate of $28.9 million); (ii) higher landed costs of products ($7.6 million) as a result of higher product costs, changes in product mix (including increased sales of licensed products in FY 2011 resulting in increased royalties), and increased close-out sales primarily designed to reduce inventory; (iii) increases in inventory reserves ($2.1 million) related to underperforming product lines; (iv) costs of approximately $0.7 million related to remediation activities to bring certain LaJobi cribs into compliance with new federal crib safety standards (the “LaJobi Crib Compliance Costs”); and (v) a lower sales base; all of which was partially offset by lower accruals for anticipated LaJobi anti-dumping and Kids Line/CoCaLo customs duties in 2011 (an aggregate of $0.7 million in FY 2011 as compared to $4.0 million in FY 2010).

Selling, general and administrative expense was $61.4 million, or 24.3% of net sales, for FY 2011, as compared to $53.9 million, or 19.6% of net sales, for FY 2010. SG&A expense increased primarily as a result of: (i) an aggregate of $5.5 million of Customs Compliance Costs; (ii) an accrual for the TRC Lease Settlement ($1.4 million); and (iii) $0.8 million of transition costs related to the resignation of our former CEO (the “CEO Costs”). As a percentage of net sales, SG&A expense also increased due to the application of certain fixed SG&A expenses to a lower sales base.

As a result of our annual goodwill impairment test conducted during the fourth quarter of 2011, we recorded the non-cash Goodwill Impairment in the amount of $11.7 million.

A settlement entered into with respect to the bankruptcy of the buyer of our former gift business included a set-off against a note payable by such buyer to the Company of all amounts owed to such buyer and its subsidiaries. As a result of such set-off, the Company reduced the receivable for such note and the valuation reserve recorded against such note receivable by $2.0 million (the “TRC Note Adjustment”). See Note 11 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for FY 2011 (the “2011 10-K”), which is intended to be filed today.

Other expense was $4.9 million for FY 2011 as compared to $3.8 million for FY 2010. This increase of approximately $1.0 million was primarily due to: (i) a $1.0 million non-cash write-off of deferred financing costs originally incurred in connection with the Company’s previous credit facility (the “Financing Write-Off”); (ii) a favorable change of $0.7 million in the fair market value of an interest rate swap agreement in FY 2010, which was not a factor in FY 2011; and (iii) $0.3 million in royalty income from the buyer of our former gift business recorded in FY 2010 that was not a factor in FY 2011; all of which was offset by a reduction of $0.9 million in interest expense primarily due to lower borrowings and lower borrowing costs in FY 2011 as compared to FY 2010.

Net loss for FY 2011 was $38.6 million, or ($1.78) per diluted share, compared to net income of $36.2 million, or $1.66 per diluted share, for FY 2010.

Non-GAAP adjusted net income for FY 2011 was $5.6 million, or $0.26 per diluted share, as compared to non-GAAP adjusted net income of $16.0 million, or $0.73 per diluted share, for FY 2010.

Non-GAAP adjusted net income for FY 2011 reflects adjustments to net loss, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income (collectively, the “FY 2011 Charges”): (i) the income tax benefit; (ii) the Kids Line Impairment ($19.0 million); (iii) the Goodwill Impairment ($11.7 million); (iv) the LaLobi Impairment ($9.9 million); (v) Customs Compliance Costs of $5.5 million; (vi) $2.0 million of income resulting from the TRC Note Adjustment; (vii) the TRC Lease Settlement ($1.4 million); (viii) $1.1 million of anticipated LaJobi anti-dumping duty charges and Kids Line/CoCaLo customs duty charges and related interest; (ix) the $1.0 million Financing Write-Off; (x) $0.8 million in CEO Costs; (xi) the LaJobi Crib Compliance Costs ($0.7 million); and (xii) $0.1 million in fees for a March 2011 amendment to the Company’s previous credit facility.

Non-GAAP adjusted net income for FY 2010 reflects adjustments to net income, as reported, to exclude the effect of the following items and to apply an assumed tax rate of 39% to the resulting adjusted pre-tax income (collectively, the “FY 2010 Charges”): (i) the income tax benefit; (ii) $4.3 million of anticipated LaJobi anti-dumping duty charges and Kids Line/CoCaLo customs duty charges and related interest; (iii) $0.7 million related to the discontinuance of the Company’s sleep positioner product line (“Sleep Positioner Costs”); and (iv) severance costs of approximately $0.3 million in connection with the departure of the former President of CoCaLo (“CoCaLo Severance”).

Restatement of Specified Financial Statements

As previously disclosed in the Company’s Current Report on Form 8-K, filed on February 21, 2012 (the “February 8-K”), the Company has restated in the 2011 10-K its audited consolidated financial statements as of December 31, 2010, and for the three years ended December 31, 2010 included in its Annual Report on Form 10-K for the year ended December 31, 2010, as well as its unaudited interim consolidated financial statements as of and for the quarter and year to date periods ended March 31, 2011, June 30, 2011 and September 30, 2011, and related 2010 comparative prior quarter and year to date periods, as included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 (collectively, the “Prior Financial Statements”). The restatement reflects the recording of specified anticipated LaJobi anti-dumping duties (and related interest) payment requirements, and specified anticipated Kids Line and CoCaLo customs duty (and related interest) payment requirements, previously recorded in Q4 2010, and the three and six month periods ended June 30, 2011, respectively, into the respective periods to which such liabilities relate. For further detail, see the “Explanatory Note” and Note 19 of the Notes to Consolidated Financial Statements in the 2011 10-K.

Update on LaJobi Earnout Consideration

Because the restatement of the Prior Financial Statements results in the technical satisfaction of the formulaic provisions for the payment of a portion of the LaJobi earnout under the agreement governing the purchase of the LaJobi assets, applicable accounting standards require that the Company record a liability in the amount of the formulaic calculation, without taking into consideration the Company’s affirmative defenses, counterclaims or third party claims against any such payment. Accordingly, in connection with the restatement, the Company recorded a liability in the approximate amount of $11.7 million for the year ended December 31, 2010 ($10.6 million in respect of the LaJobi earnout and $1.1 million in respect of a related finder’s fee), with an equal amount to goodwill, all of which goodwill was impaired as of December 31, 2011. While we intend to vigorously defend against all of the claims raised by Mr. Bivona in a pending arbitration (as described in the February 8-K), and believe that we will prevail, based on, among other things, our affirmative defenses, counterclaims and third-party claims (in which case, we will be able to reverse such liability), there can be no assurance that this will be the case. An adverse decision in the arbitration that requires any significant payment by us to Mr. Bivona or the LaJobi seller could result in a default under our credit agreement and could have a material adverse effect on our financial condition and results of operations.

Update on 2012 Performance/Outlook

As disclosed in the February 8-K, sales and profitability are expected to remain soft during the first half of 2012. Based on current expectations, we anticipate sales for the first quarter of 2012 (“Q1 2012”) to be approximately as budgeted, although softer than the prior year period, and non-GAAP adjusted net income per diluted share for Q1 2012 is expected to be approximately break-even*. In line with Q4 2011 activities, the Company effected further inventory reductions during Q1 2012, albeit at a cost to gross margin. In connection with its 2012 budget process, the Company has taken action to reduce expenses and implement other performance improvement activities that are expected to result in an incremental annualized benefit of approximately $4 million. These activities include certain headcount reductions implemented in early March 2012, the cost of which will be reflected in the Company’s Q1 2012 results of operations.

*	Information to reconcile this measure to anticipated reported net income/(loss) for Q1 2012 is unavailable without unreasonable effort at this time.

Conference Call Information

The conference call, which will be held at 12:00 p.m. ET on March 30, 2012, may be accessed by dialing 800-753-9188, or 719-325-2353, access code: 8293554. Additionally, a webcast of the call can be accessed at www.kidbrands.com, http://www.media-server.com/m/p/86fz677w, or www.earnings.com and will be archived online shortly after the conference call for 90 days. A replay of the call will be available through April 6, 2012, by dialing 877-870-5176, or 858-384-5517, access code: 8293554.

Non-GAAP Information

In this release, certain financial measures for each of Q4 2011, Q4 2010, FY 2011 and FY 2010 are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “adjusted net income (loss)” and “adjusted net income (loss) per diluted share” for each of such periods are non-GAAP financial measures.

Adjusted net income (loss) is defined as the reported net income (loss), plus/minus certain items (including reversal of the relevant income tax provision or benefit), and the application of an assumed tax rate of 39% on the resulting adjusted pre-tax income (loss). Adjusted net loss and adjusted net loss per diluted share for Q4 2011 exclude the Q4 2011 Charges, and adjusted net income and adjusted net income per diluted share for FY 2011 exclude the FY 2011 Charges. Adjusted net income and adjusted net income per diluted share for Q4 2010 exclude the Q4 2010 Charges, and adjusted net income and adjusted net income per diluted share for FY 2010 exclude the FY 2010 Charges. In addition, adjusted net income per diluted share for FY 2011 also includes an adjustment to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation used to determine net loss per diluted share, as reported for such periods, because the Company was in a net loss position for such periods, and the inclusion of such shares would have been anti-dilutive). In the computation of adjusted net income per diluted share for FY 2011, however, such shares were included.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this release are useful to investors, as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure performance. These non-GAAP financial measures result largely from management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of the Company’s business. As a result, the non-GAAP financial measures presented in this release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to this press release.

Kid Brands, Inc.

Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.

The Company’s operating business is composed of four wholly-owned subsidiaries: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these subsidiaries, the Company designs and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and décor, food preparation and nursery appliances, and diaper bags (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products under various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrands.com.

Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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KID BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010 (Restated)	2011	2010 (Restated)
Net sales	$63,007	$75,254	$252,610	$275,777
Cost of sales	78,071	53,246	216,762	196,968

Gross (loss) profit	(15,064)	22,008	35,848	78,809
Selling, general and administrative expenses	14,912	15,406	61,375	53,939
TRC valuation reserve	—	—	(2,000)	—
Impairment of goodwill	11,719	—	11,719	—

Operating (loss) income	(41,695)	6,602	(35,246)	24,870
Other (expense) income:
Interest expense, including amortization and write-off of deferred financing costs	(695)	(1,012)	(4,783)	(4,163)
Other, net	(34)	(61)	(107)	319

	(729)	(1,073)	(4,890)	(3,844)

(Loss) Income from operations before income tax provision (benefit)	(42,424)	5,529	(40,136)	21,026
Income tax (benefit)	(6,993)	(20,790)	(1,490)	(15,155)

Net (loss) income	$(35,431)	$26,319	$(38,646)	$36,181

Basic (loss) earnings per share:	$(1.63)	$1.22	$(1.78)	$1.68

Diluted (loss) earnings per share:	$(1.63)	$1.20	$(1.78)	$1.66

Weighted average shares:
Basic	21,746,000	21,552,000	21,671,000	21,547,000

Diluted	21,746,000	21,952,000	21,671,000	21,838,000

KID BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	December 31, 2011	December 31, 2010 (Restated)
Cash and cash equivalents	$2,456	$1,075
Accounts receivable, net	39,313	55,270
Inventories, net	42,688	48,564
Other current assets	11,335	11,542
Long-term assets	97,054	138,844

Total assets	$192,846	$255,295

Short-term debt	$—	$32,121
Other current liabilities	52,159	54,590
Long-term liabilities	50,873	42,292

Total liabilities	103,032	129,003

Shareholders’ equity	89,814	126,292

Total liabilities and shareholders’ equity	$192,846	$255,295

KID BRANDS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Dollars in Thousands, Except for Share and Per Share Data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010 (Restated)	2011	2010 (Restated)
To arrive at Adjusted net income (loss) and Adjusted net income (loss) per diluted share :
Net (loss) income, as reported	$(35,431)	$26,319	$(38,646)	$36,181

Less: tax benefit	(6,993)	(20,790)	(1,490)	(15,155)

(Loss) Income (from operations before income tax)	(42,424)	5,529	(40,136)	21,026
Add: Impairment of Kids Line Customer Relationships	19,046	—	19,046	—
Add: Impairment of Goodwill	11,719	—	11,719	—
Add: Impairment of LaJobi Tradename	9,900	—	9,900	—
Add: Customs Compliance Costs (included in SG&A)	1,024	—	5,521	—
Add: Customs duty/interest accruals
(portion included in cost of sales)	—	793	740	4,004
(portion included in interest expense)	88	93	322	292
Add: LaJobi Crib Compliance Costs	—	—	677	—
Add: TRC Lease Settlement	350	—	1,401
Add: CEO Costs	—	—	805	—
Add: Financing Write-Off	—	—	1,007	—
Add: March 2011 previous credit agreement amendment (included in interest expense)	—	—	131	—
Add: Sleep Positioner Costs	—	—	—	667
Add: Severance Costs	—	—	—	286
Less: TRC Note Adjustment ( included in TRC Valuation Reserve)	—	—	(2,000)	—
Less: Tax impact of above items (using assumed 39% effective rate)	116	(2,502)	(3,562)	(10,247)

Adjusted net income (loss)	$(181)	$3,913	$5,571	$16,028

Adjusted net income (loss) per diluted share	$(0.01)	$0.18	$0.26	$0.73

Weighted-average diluted shares outstanding, as reported	21,746,000	21,952,000	21,671,000	21,838,000
Weighted-average diluted shares outstanding, as adjusted (1)	21,746,000	21,952,000	21,814,000	21,838,000

(1)	For Q4 2011 and FY 2011, the Company was in a net loss position on a reported (GAAP) basis and, accordingly, the weighted-average diluted shares outstanding excluded certain shares underlying in-the-money stock appreciation rights because inclusion of such shares would have been anti-dilutive. In the computation of “Adjusted net income per diluted share” for FY 2011, however, such shares were included.